                                  SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                        North Fork Bancorporation, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                                      LOGO

                                                                  March 24, 1998

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of North Fork Bancorporation, Inc., to be held at the Wyndham Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York, at 10 a.m. on Tuesday, April 28, 1998.

     There is one matter scheduled to be acted upon at the meeting:

     - The election of four directors to Class 2 of the Board of Directors.

     The Board of Directors believes that the election of the nominees listed in the attached proxy statement is in the best interests of the Company and its stockholders and unanimously recommends a vote "FOR"' the nominees.

     Whether or not you plan to attend in person, it is important that your shares are represented at the meeting. Accordingly, you are requested to promptly sign, date and mail the enclosed proxy in the postage prepaid envelope provided. Please be sure to mark the appropriate box if you do plan to attend.

     Thank you for your consideration and continued support.

Sincerely,

/s/ John Adam Kanas
JOHN ADAM KANAS
Chairman of the Board and President

         275 BROAD HOLLOW ROAD, MELVILLE, NEW YORK 11747 (516) 844-1004

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 28, 1998

To the Stockholders of
North Fork Bancorporation, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of North Fork Bancorporation, Inc., a Delaware corporation (the "Company"), will be held at the Wyndham Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788, on Tuesday, April 28, 1998, at 10 a.m. for the purpose of considering and voting upon the following items:

          1. The election of four directors to Class 2 of the Company's Board of Directors, each to hold office for a term of three years, and until their successors have been duly elected and qualified; and

          2. Any other business which may properly be brought before the meeting or any adjournment thereof.

     In accordance with Delaware law and the Bylaws of the Company, a list of the holders of Company Common Stock entitled to vote at the 1998 annual meeting will be available for examination by any stockholder for any purpose germane to the meeting at the branch of North Fork Bank located at 99 Smithtown Bypass, Hauppauge, New York, for ten days prior to the meeting, between the hours of 9:00 a.m. and 3:00 p.m., and at the annual meeting during the entire time thereof.

March 24, 1998

                                         By Order of the Board of Directors


                                         /s/ Anthony J. Abate
                                         ------------------------------------
                                         Anthony J. Abate
                                         Senior Vice President and Secretary


YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU DO ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AT THAT TIME, IF YOU WISH.

                        NORTH FORK BANCORPORATION, INC.
                             275 BROAD HOLLOW ROAD
                            MELVILLE, NEW YORK 11747

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 28, 1998

     This proxy statement is being furnished in connection with the solicitation by the Board of Directors of North Fork Bancorporation, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held at 10 a.m. on April 28, 1998, at the Wyndham Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788, and at any adjournment thereof. This proxy statement and the enclosed form of proxy are first being sent to stockholders on or about March 24, 1998.

                                    PROXIES

     Any stockholder executing a proxy which is solicited hereby has the power to revoke it prior to exercise of the authority conferred thereby. Revocation may be made effective by attending the Meeting and voting the shares of stock in person, or by delivering to the Secretary of the Company at the principal office of the Company prior to the Meeting a written notice of revocation or a later-dated, properly-executed proxy.

     Proxies will be solicited by mail. They also may be solicited by directors, officers and other employees of the Company or its subsidiary bank, North Fork Bank, personally or by telephone or telegraph, but such persons will receive no additional compensation for their services. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send this proxy statement and form of proxy to their principals, and the Company will reimburse such persons for out-of-pocket expenses incurred in forwarding the materials. The Company also has retained D.F. King & Co., Inc. to aid in the solicitation of proxies, at an estimated cost of $6,000, plus reimbursement of reasonable out-of-pocket expenses. All expenses of solicitation will be paid by the Company.

                         RECORD DATE AND VOTING RIGHTS

     The Board of Directors has fixed the close of business on February 26, 1998, as the record date for determining stockholders who are entitled to notice of, and to vote at, the Meeting. At the close of business on that date, there were outstanding and entitled to vote 67,663,985 shares of common stock, par value $2.50 per share, of the Company (the "Common Stock"), which is the only class of stock of the Company outstanding. Only holders of record of Common Stock at the close of business on the record date are entitled to notice of and to vote at the Meeting. Each stockholder of record on that date is entitled to one vote for each share held with respect to each matter submitted to a vote at the Meeting.

     The required vote for the election of directors is the affirmative vote of a plurality of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. The required vote on any other matter that may be submitted to the stockholders is the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter submitted. A majority of the outstanding shares present or represented by proxy will constitute a quorum at the Meeting.

     Consistent with applicable state law and the Company's Certificate of Incorporation and Bylaws, the Company will count all shares represented by proxy or in person at the Meeting for purposes of determining a quorum. Shares represented by proxies or voted in person on ballots marked "ABSTAIN" on any proposal will be treated as shares present or represented at the Meeting for purposes of such proposal. Shares held in "street name" by brokers but not voted by such brokers, for any reason, on a particular matter (so-called "broker non-votes") will not be deemed present or represented at the Meeting for purposes of such matter, even if such shares have been properly voted by such broker, in person or by proxy, on one or more other matters brought before the Meeting. In the election of directors (Item 1), which requires the affirmative vote of a plurality of the shares present or represented at the Meeting and entitled to vote, neither broker non-votes nor shares voted "WITHHOLD" will have the effect of a vote "AGAINST" any or all nominees for director. With respect to the vote on any other matter, ballots marked "ABSTAIN" will have the effect of a vote "AGAINST" such matters but broker non-votes will not have the effect of a vote "AGAINST" such matters.

     Votes will be counted and vote totals announced at the Meeting by the inspectors of election.

                          CERTAIN BENEFICIAL OWNERSHIP

     The following table sets forth information with respect to shares of the Company's Common Stock which are held by the only persons known to the Company to be beneficial owners of more than 5% of such stock. For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or dispose of securities, regardless of any economic interest therein.

                                                                 AMOUNT AND NATURE      PERCENT
                      NAME AND ADDRESS                        OF BENEFICIAL OWNERSHIP   OF CLASS
                      ----------------                        -----------------------   --------
FMR Corp. (1)...............................................         4,366,946            6.62%
82 Devonshire Street
Boston, MA 02109

---------------
(1) Information is based solely on a Schedule 13G filed with the Securities and Exchange Commission by FMR Corp. ("FMR") with respect to shares held as of December 31, 1997. The Schedule 13G indicates that Fidelity Management & Research Company, a registered investment adviser and wholly owned subsidiary of FMR, beneficially owns 3,902,816 shares or 5.91% of the Common Stock of the Company and Fidelity Management Trust Company, a bank and wholly owned subsidiary of FMR, beneficially owns 464,130 shares or 0.70% of the Common Stock of the Company. Of the 4,366,946 shares of the Common Stock of the Company beneficially owned by FMR, FMR has sole voting power with respect to 72,462 shares and sole dispositive power with respect to 4,366,946 shares.

ITEM 1.  ELECTION OF DIRECTORS AND INFORMATION WITH RESPECT TO
         DIRECTORS AND OFFICERS

     The first item to be acted upon at the Meeting is the election of four directors to Class 2 of the Board of Directors of the Company, each to hold office for three years (through the annual meeting in the year 2001) and until his successor shall have been duly elected and qualified.

     Presently, the Board of Directors consists of eleven members divided into three classes, with one of the directorships (in Class 3) currently being vacant due to the retirement of Director James H. Rich in October, 1997. Pursuant to the terms of the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") by and between the Company and New York Bancorp Inc. ("New York Bancorp"), dated October 7, 1997, Patrick E. Malloy, III, currently the Chairman of New York Bancorp, will be appointed to fill the vacancy in Class 3 of the Company's Board of Directors upon completion of the Company's acquisition of New York Bancorp. The Merger Agreement was approved by the stockholders of the Company and New York Bancorp at their respective meetings on January 30, 1998.

     All proxies timely received by the Secretary in response to this solicitation that are in proper form and that have not been revoked will be voted "FOR" the four nominees to Class 2 listed below (unless any nominee is unable or unwilling to serve for any reason), subject to any specific voting instructions received with any proxy, including a direction to "WITHHOLD" authority to vote for any or all of the nominees.

     Each of the nominees listed below has consented to being named in this proxy statement and to serve if elected, and the Board has no reason to believe that any nominee will decline or be unable to serve, if elected. In the event any nominee is unable or unwilling to serve for any reason, it is intended that the holders of the proxies may vote for the election of such other person or persons as may be designated by the Board of Directors.

     The following information is provided with respect to each nominee for director and each current director whose term of office extends beyond the date of the Meeting.

            NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE

                                                                             SHARES OF
                                                                            COMMON STOCK
                                                                            BENEFICIALLY
                                                           SERVED           OWNED AS OF
                                                            AS A        December 31, 1997(c)
          NAME, AGE, PRINCIPAL OCCUPATION AND             DIRECTOR    ------------------------
         OTHER POSITIONS WITH THE COMPANY(A)(B)            SINCE      NO. OF SHARES    PERCENT
         --------------------------------------           --------    -------------    -------
NOMINEES FOR DIRECTOR:
CLASS 2 (terms to expire in 2001):
James F. Reeve, 57......................................    1988          110,886(1)       *
  President, Harold R. Reeve & Sons, Inc. (general
     construction)
George H. Rowsom, 62....................................    1981           15,892(2)       *
  President, S.T. Preston & Son, Inc. (retail marine
     supplies store)
Raymond W. Terry, Jr., 67...............................    1988           72,000(3)       *
  Former Chairman and President of Southold Savings Bank
Dr. Kurt R. Schmeller, 60...............................    1994           65,460(4)       *
  President, Queens Borough Community College, CUNY.

DIRECTORS CONTINUING IN OFFICE:
CLASS 3 (terms to expire in 1999):
John Bohlsen, 55........................................    1986          578,497(5)       *
  Vice Chairman of the Company and North Fork Bank;
     President, The Helm Development Corp. (real estate)
Thomas M. O'Brien, 47...................................    1997          793,464(6)    1.17%
  Vice Chairman of the Company and North Fork Bank
     (since January 1997) Former Chairman, President and
     Chief Executive Officer of North Side Savings Bank
Patrick E. Malloy, III, 55(7)...........................    1998                0(7a)
  Chairman, New York Bancorp Inc.
CLASS 1 (terms to expire in 2000):
Allan C. Dickerson, 65..................................    1988           31,892(8)       *
  Former President, Roy H. Reeve Agency, Inc. (general
     insurance company) (1975-1994)
Lloyd A. Gerard, 66.....................................    1981          113,092(9)       *
  Antique Dealer and Auctioneer
John Adam Kanas, 51.....................................    1981        1,585,416(10)   2.34%
  Chairman, President and Chief Executive Officer of the
     Company and North Fork Bank

                                                                             SHARES OF
                                                                            COMMON STOCK
                                                                            BENEFICIALLY
                                                           SERVED           OWNED AS OF
                                                            AS A        December 31, 1997(c)
          NAME, AGE, PRINCIPAL OCCUPATION AND             DIRECTOR    ------------------------
         OTHER POSITIONS WITH THE COMPANY(A)(B)            SINCE      NO. OF SHARES    PERCENT
         --------------------------------------           --------    -------------    -------
Irvin L. Cherashore, 62.................................    1997           42,136          *
  Director of Winchester Group, Inc. (money management
     and institutional brokerage); Former Director of
     North Side Savings Bank

             SHARES BENEFICIALLY OWNED BY OTHER EXECUTIVE OFFICERS
                   AND ALL DIRECTORS AND OFFICERS AS A GROUP

                                                                       SHARES OF
                                                                      COMMON STOCK
                                                                      BENEFICIALLY
                                                                      OWNED AS OF
                                                                  December 31, 1997(c)
                  NAME, AGE, AND POSITIONS                      ------------------------
                      WITH THE COMPANY                          NO. OF SHARES    PERCENT
                  ------------------------                      -------------    -------
Daniel M. Healy, 55.........................................        415,741(11)      *
  Executive Vice President and Chief Financial Officer of
     the Company and North Fork Bank
All 12 Director Nominees, Continuing Directors and Executive
  Officers as a Group.......................................      3,840,393(12)   5.68%

---------------
NOTES TO BENEFICIAL OWNERSHIP TABLE:

   * Less than one percent (1%).

 (a) Except as otherwise noted, each of the nominees for director and continuing directors has held the occupation or position listed for at least the past five years.

 (b) All persons listed as nominees for director or as continuing directors are also directors of North Fork Bank.

 (c) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission Rules, includes shares as to which a person directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares which the person has a right to acquire within 60 days of the reporting date.

 (1) Includes 36,787 shares held by Mr. Reeve's wife.

 (2) Includes 2,000 shares held by Mr. Rowsom in joint tenancy with his wife, 615 shares held by his wife, and 6,000 shares held by the S. T. Preston & Sons, Inc. Profit Sharing Trust, in which Mr. Rowsom shares voting power with two others.

 (3) Includes 30,000 shares held by Mr. Terry's wife.

 (4) Includes options to purchase 27,496 shares of the Company's Common Stock, received by Dr. Schmeller in exchange for his options to purchase Metro Bancshares, Inc. stock in connection with the merger of Metro into the Company on December 1, 1994.

 (5) Includes 143,266 shares of restricted stock and options to purchase 145,024 shares previously granted to Mr. Bohlsen under the Company's compensatory stock plans, 1,580 shares held by his wife, and 20,588 shares held by his dependent children.

 (6) Includes 25,000 shares of restricted stock and options to purchase 20,000 shares previously granted to Mr. O'Brien under the Company's compensatory stock plans, 179,070 shares held by him in joint tenancy with his wife, 864 shares held as custodian for his dependent children and options to purchase 85,764 shares received by Mr. O'Brien in exchange for his options to purchase North Side Savings Bank stock in connection with the merger of North Side Savings Bank into the Company on December 31, 1996.

 (7) Mr. Malloy, listed as a continuing director in Class 3, will become a Class 3 director (and a director of North Fork Bank) upon completion of the Company's pending acquisition of New York Bancorp (the "New York Bancorp Acquisition"), of which Mr. Malloy currently serves as Chairman and a director.

(7a) As of the reporting date, December 31, 1997, Mr. Malloy beneficially owned 2,753,664 shares of New York Bancorp common stock, which number includes options to purchase 351,866 shares pursuant to New York Bancorp stock option plans, but does not include 117,442 shares held by two separate trusts established for the benefit of Mr. Malloy's children, as to which Mr. Malloy disclaims beneficial ownership. Mr. Malloy's pro forma beneficial ownership of the Company's Common Stock as of such date, assuming consummation of the New York Bancorp Acquisition, and an exchange ratio of 1.19 shares of the Company's Common Stock for each share of New York Bancorp common stock, was 3,276,860 shares of the Company's Common Stock, not including 139,755 shares to be held by the two above-referenced trusts.

 (8) Includes 15,569 shares held by Mr. Dickerson's wife.

 (9) Includes 3,805 shares held by Mr. Gerard in joint tenancy with his daughter, 2,000 shares held by his wife and 200 shares held by his wife in her capacity as custodian for a granddaughter.

(10) Includes 433,424 shares of restricted stock and options to purchase 597,862 shares previously granted to Mr. Kanas under the Company's compensatory stock plans, 50,200 shares held by him in joint tenancy with his wife, 41,882 shares held by his wife, and 9,400 shares held by his dependent children.

(11) Includes 73,990 shares of restricted stock and options to purchase 185,600 shares previously granted to Mr. Healy under the Company's compensatory stock plans, 6,000 shares held by his wife and 4,000 shares held in his name as custodian for a daughter.

(12) Includes 675,680 shares of restricted stock and options to purchase an aggregate of 1,061,746 shares previously granted to such persons under the Company's compensatory stock plans. Does not include Mr. Malloy's pro forma holdings of Company Common Stock identified in Note 7a above.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such individuals are required by regulations promulgated by the Securities and Exchange Commission to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company or written representations that no reports were required to be filed, the Company believes that such persons complied with all
Section 16(a) filing requirements applicable to them with respect to transactions during 1997.

                                BOARD COMMITTEES

     The Board of Directors of the Company has an Audit Committee. The functions performed by the Audit Committee include reviewing the adequacy of internal controls, internal auditing and the results of examinations made by supervisory authorities and the scope and results of audit and nonaudit services rendered by the Company's independent public accountants. The present members of the Audit Committee are directors Terry, Gerard and Schmeller. The Audit Committee met 7 times during 1997.

     The Company's Board of Directors also has a Compensation and Stock Committee. The Compensation and Stock Committee reviews and makes recommendations on the compensation of senior executives and other officers, determines senior executive bonuses under the Company's Annual Incentive Compensation Plan and administers all of the Company's compensatory stock plans. The Committee consists of three directors appointed by the Company's Board of Directors, none of whom may be an employee or have substantial separate business dealings with the Company. The present members of the Committee are directors Dickerson, Gerard and Rowsom. Mr. Healy attends meetings of the Compensation and Stock Committee in an ex officio capacity, to provide information requested by, or to respond to questions from, Committee members. During 1997 the Compensation and Stock Committee met 8 times. (See "Report of the Compensation Committee" on page 17.)

     The Company's Board of Directors has no nominating committee or committee performing functions similar to those of a nominating committee.

     The Board of Directors met 14 times during 1997. Each of the directors attended at least 75 percent of the total number of meetings of the Board and of all committees of which the director was a member during the period he was a director or served on such committees.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation and Stock Committee is now an officer or an employee of the Company or any of its subsidiaries or has been at any time an officer of the Company or any of its subsidiaries.

                           COMPENSATION OF DIRECTORS

     Each member of the Board of Directors of the Company receives an annual fee of $25,000. This fee is for all duties as a director of the Company, including any service as a member of one or more committees of the Board of Directors of the Company. Each member of the Board of Directors of North Fork Bank (currently, the same group that serves as the Board of Directors of the Company) receives a fee of $750 for each meeting of the Board or any committee of the Board attended. Chairmen of North Fork Bank Board committees receive an additional $250 per committee meeting attended. Directors Kanas, Bohlsen and O'Brien do not receive any separate fees for attendance at any Company or North Fork Bank committee meetings.

     The Company maintains a Directors' Deferred Compensation Plan, under which a director may defer receipt of either 50 percent or 100 percent of all fees earned by him as director of the Company and North Fork Bank for five or ten years or until retirement or age 70. During the deferral period, amounts deferred earn interest at the highest rate offered by North Fork Bank to customers on any certificate of deposit or individual retirement account, determined on a quarterly basis.

     Certain directors of the Company who were directors of Southold Savings Bank prior to the Company's acquisition of Southold in 1988 will receive payments in the future from North Fork Bank under deferred directors' fee agreements entered into by them with Southold prior to the 1988 acquisition. These agreements, similar to the Company's optional Deferred Compensation Plan for directors described above, permitted these individuals while they were directors of Southold to defer receipt of some or all of their director's fees in exchange for a right to receive, commencing on some designated future date and continuing for a fixed period thereafter, regular monthly cash payments in a specified amount. The designated payment amounts essentially represented the estimated future value of the deferred fees, with compounding of interest at assumed rates during the intervening years. Company directors Dickerson and Reeve will be entitled to receive such payments in the future.

     Pursuant to the terms of the agreement for the New York Bancorp Acquisition, upon consummation of the acquisition, the Company will enter into a one-year consulting agreement with Patrick E. Malloy, III, Chairman of New York Bancorp, providing for an annual fee of $750,000 for services rendered. The consulting agreement contains a non-competition provision.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation and compensatory awards received in the last three years by the Chief Executive Officer of the Company and each other executive officer whose cash compensation from the Company, including salary and bonus, exceeded $100,000 in 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                              COMPENSATION
                                                                         -----------------------
                                         ANNUAL COMPENSATION                     AWARDS
                               ---------------------------------------   -----------------------
             (a)               (b)       (c)        (d)                     (f)          (g)
                                                                (e)                   SECURITIES      (i)
                                                               OTHER                  UNDERLYING      ALL
                                                              ANNUAL     RESTRICTED    OPTIONS/      OTHER
          NAME AND                                            COMPEN-      STOCK       SARS(4)      COMPEN-
     PRINCIPAL POSITION        YEAR   SALARY(1)    BONUS     SATION(2)   AWARDS(3)     (SHARES)    SATION(5)
     ------------------        ----   ---------   --------   ---------   ----------   ----------   ---------
John Adam Kanas..............  1997   $684,750    $950,000    $46,500    $1,268,800(6)   509,850(7) $107,560
  Chairman of the Board,       1996    584,000     750,000      8,449     1,020,000     100,000      40,236
  President and Chief          1995    507,000     500,000     19,099       421,900      70,000      33,066
  Executive Officer
John Bohlsen.................  1997    434,750     450,000     56,125       730,500(6)   114,424(7)   40,419
  Vice Chairman                1996    334,750     350,000      6,611       680,000      60,000      16,638
  of the Board                 1995    266,500     250,000      4,569       246,950      40,000       9,045
Thomas M. O'Brien............  1997    357,250     450,000     42,767       730,500      20,000      16,687
  Vice Chairman                1996
  of the Board                 1995
Daniel M. Healy..............  1997    350,000     275,000     14,062       475,800(6)   110,712(7)   30,337
  Executive Vice President     1996    300,000     200,000      4,164       340,000      40,000      14,288
  and Chief Financial Officer  1995    275,000     150,000      6,723       120,950      40,000      10,503

---------------

NOTES TO SUMMARY COMPENSATION TABLE:

(1) Includes salary deferred at the election of the named executive officer (including deferral amounts under the Company's 401(k) Plan) and all directors' fees from the Company and North Fork Bank, whether paid or deferred. The salary deferral amount under the 401(k) Plan for each of the named executive officers in 1997 was $9,500. Total directors' fees for 1997 were $34,750 for Mr. Kanas, $34,750 for Mr. Bohlsen, and $34,750 for Mr. O'Brien.

(2) Listed amounts represent tax payments made by the Company on (i) the taxable contributions made by it on behalf of the named executive officers under the Company's Supplemental Executive Retirement Plan ("SERP"), and (ii) the additional compensation deemed paid by it to the executive officers representing the purchase price payable by them for certain restricted shares granted to them during 1997. Such tax payments were as follows: SERP tax payments -- $46,500 for Mr. Kanas, $19,733 for Mr. Bohlsen, $6,375 for Mr. O'Brien, and $14,062 for Mr. Healy; restricted stock tax payments -- $36,392 for Mr. Bohlsen and $36,392 for Mr. O'Brien.

(3) Represents the dollar value of restricted shares granted to the named executive officers during the year in question, exclusive of any replacement restricted shares received by them in 1997 (see Note 7, below). The listed dollar values represent the number of such restricted shares multiplied by the closing market price of the Company's Common Stock on the date of grant, less the purchase price, if any, paid by the executive upon grant. Restricted shares granted under the Company's compensatory stock plans carry the same dividend rights as unrestricted shares of Common Stock from the date of grant. As of year-end 1997, the number (and total dollar value) of restricted shares held by the named executive officers, including any replacement restricted shares received in 1997, were as follows: Mr.
    Kanas -- 433,424 shares ($14,628,060); Mr. Bohlsen -- 143,266 shares
    ($4,835,227); Mr. O'Brien  -- 25,000 shares ($843,750); and Mr.
    Healy -- 73,990 shares ($2,497,162). These dollar values are based on the closing market price of the Company's Common Stock on December 31, 1997 ($33.75 per share), with no discount for forfeitability or lack of transferability.

(4) Represents the total number of shares subject to stock options received by the named executive officers during the year in question. Includes both regular stock options (i.e., options awarded by the Compensation and Stock Committee as part of its regular decisions regarding executive compensation occurring during the year) and so-called "reload" stock options (i.e., options awarded to officers during the year upon their decision to exercise previously held stock options by surrendering shares of Common Stock to the Company in payment of the exercise price). The number of reload stock options received in 1997 by each of the executive officers is separately identified in Note 8, below. No options issued to the named executive officers have been accompanied by stock appreciation rights ("SARs"). All options issued before May 15, 1997 have been adjusted to reflect the 2-for-1 stock split effective on that date.

(5) Includes, among other things, Company contributions on behalf of the named executive officers under the 401(k) Plan and under the defined contribution plan feature of the SERP and specified premiums paid by the Company on certain insurance arrangements covering the executive officers. Listed amounts for 1997 include 401(k) Plan contributions by the Company on behalf of executive officers Kanas, Bohlsen, O'Brien and Healy of $7,125 each; contributions by the Company under the defined contribution plan feature of the SERP on behalf of executive officers Kanas, Bohlsen, O'Brien and Healy of $69,750, $29,599, $9,562 and $21,094, respectively; and the following insurance premiums paid by the Company on their behalf: for Mr. Kanas, $12,810 in premiums on a disability policy, $9,826 in premiums on two life insurance policies and $8,049 in premiums on two split dollar life insurance policies; for Mr. Bohlsen, $3,695 in premiums on a split dollar life insurance policy; and for Mr. Healy, $2,118 in premiums on a split dollar life insurance policy.

(6) Listed amount does not include the dollar value of the replacement restricted shares received by the named executive officer in 1997. The Board of Directors and the Compensation and Stock Committee determined it to be in the best interests of the Company to incentivize the executives to remain with the Company on a long term basis by shifting the vesting dates of their restricted shares from the near-term to a retirement basis. Specifically, on February 25, 1997, executive officers Kanas, Bohlsen and Healy received from the Company a number of replacement restricted shares, following their voluntary surrender to the Company earlier in the month of all the restricted shares that they had received as compensatory grants in prior years. All of the replacement restricted shares received by them vest at retirement, which, given their ages, is substantially further in the future than the vesting dates for the restricted shares that they surrendered. Because of the later vesting dates and the higher risk of forfeiture, the number of replacement restricted shares issued to each executive exceeded the number of restricted shares surrendered by him, but in each case the aggregate fair value of the replacement restricted shares received was approximately equal to the aggregate fair value of the restricted shares surrendered. See the discussion of replacement restricted shares in the Report of the Compensation Committee, under the heading "Changes to the Long-Term Incentive Program." The total number of restricted shares surrendered and replacement restricted shares received by each executive was as follows: Mr. Kanas -- 191,112 shares surrendered and 393,424 replacement shares received; Mr. Bohlsen -- 70,000 shares surrendered and 118,266 replacement shares received; and Mr. Healy -- 36,000 shares surrendered and 58,990 replacement shares received. The aggregate market value, based on the closing market price of the Company's Common Stock on the grant date (February 25, 1997), of the net new replacement restricted shares (replacement shares minus surrendered shares) received by each executive was as follows: Mr.
    Kanas -- $4,084,173; Mr. Bohlsen -- $974,370; and Mr. Healy -- $464,111. All
    restricted shares granted before May 15, 1997 have been adjusted to reflect the 2-for-1 stock split effective on that date.

(7) Includes the following numbers of reload stock options issued to the named executive officer in 1997: Mr. Kanas, 479,850 shares; Mr. Bohlsen, 94,424 shares; and Mr. Healy, 100,712 shares.

                                 STOCK OPTIONS

     The following table sets forth information concerning stock options granted during 1997 to each of the named executive officers in the Summary Compensation Table on page 9. Option grants have been divided between regular stock options (i.e., awards of new options at the discretion of the Compensation and Stock Committee as part of its regular reviews and decisions regarding executive compensation occurring during the year) and so-called "reload" stock options (i.e., options issued upon the option holder's decision to exercise previously granted options by surrender of shares of Common Stock to the Company as payment of the exercise price). See the discussion of reload options in the Report of the Compensation Committee under the heading, "Changes to the Long-Term Incentive Program." All information relating to options granted prior to May 15, 1997 has been adjusted to reflect the 2-for-1 stock split effective on that date.

                             OPTION GRANTS IN 1997
--------------------------------------------------------------------------------

          (A)                          (B)          (C)          (D)         (E)           (F)
                                    NUMBER OF    % OF TOTAL
                                    SECURITIES    OPTIONS/
                                    UNDERLYING      SARS      EXERCISE
                                     OPTIONS/    GRANTED TO    OR BASE                 GRANT DATE
                                       SARS      EMPLOYEES      PRICE                    PRESENT
                                    GRANTED(1)   IN FISCAL    (DOLLARS/   EXPIRATION    VALUE(3)
         NAME                        (SHARES)     YEAR(2)      SHARE)        DATE       (DOLLARS)
         ----                       ----------   ----------   ---------   ----------   -----------
John Adam Kanas........   Regular     30,000                   $31.72      12/09/07    $334,605.00
                          Reload      13,160                    17.25      08/01/98      27,921.57
                                      23,012                    17.25      03/21/98      42,148.78
                                      29,868                    17.25      05/05/97      32,523.27
                                       9,822                    17.25      02/13/00      35,306.16
                                     229,004                    17.25      03/27/99     596,097.41
                                      28,816                    17.25      08/17/03     140,100.51
                                      26,874                    17.25      12/20/03     134,152.32
                                      62,588                    17.25      12/18/04     335,684.48
                                      56,706                    17.25      01/15/06     340,082.89
                                                   -----
                                                    59.0%
John Bohlsen...........   Regular     20,000                    31.72      12/09/07     223,070.00
                          Reload      17,290                    17.25      08/17/03      84,062.25
                                       7,180                    17.25      12/20/03      35,841.84
                                      37,552                    17.25      12/18/04     201,406.40
                                      32,402                    17.25      01/15/06     194,324.51
                                                   -----
                                                    13.2%
Thomas M. O'Brien......   Regular     20,000         2.3%       31.72      12/09/07     223,070.00
Daniel M. Healy........   Regular     10,000                    31.72      12/09/07     111,535.00
                          Reload      23,578                    17.25      03/15/02     111,186.77
                                       7,180                    17.25      12/20/03      35,841.84
                                      37,552                    17.25      12/18/04     201,406.40
                                      32,402                    17.25      01/15/06     194,324.51
                                                   -----
                                                    12.8%

---------------
NOTES:

(1) All regular stock options listed were granted to the named executive officers on December 9, 1997, when the average of the high and low price per share of the Common Stock on the New York Stock Exchange ("NYSE") was $31.72. All reload stock options listed were issued to the named executive officers as a result of their stock-for-stock exercises of underlying options on January 6,

    1997, when the average of the high and low price per share of the Common Stock on the NYSE was $17.25, adjusted for the 2-for-1 stock split in May 1997. All stock options issued in 1997, including the reload options, provide for the grant of a reload option upon the stock-for-stock exercise thereof, with the consent of the Compensation and Stock Committee. All reload options relate to a number of shares of Common Stock equal to the number of shares of Common Stock surrendered upon exercise of the underlying option, including shares surrendered to or withheld by the Company for tax withholding purposes. All reload options have an exercise price qual to the fair market value of the Common Stock on the date of grant, are exercisable immediately, and expire on the date the underlying option would have expired.

(2) The listed percentage for each named executive officer represents the percentage of all stock options (both regular options and reload options) issued by the Company during the year that were received by such executive officer.

(3) The listed Grant Date Present Value of the options is an estimate determined by using the Black-Scholes option pricing model, a commonly-used method of valuing options on the date of grant. The assumptions utilized in applying the Black-Scholes model were as follows: (a) the useful life of the options was estimated to be six years from the date of grant for options with a ten year original term or 60 percent of the options term if its original maturity is less than 10 years; (b) the risk-free discount rate applied for purposes of the valuation ranged from 5.30 to 6.30 percent; (c) the volatility factor utilized ranged from 20 to 35 percent; (d) the dividend yield on the Common Stock was assumed to be 2.25 percent and (e) no assumed forfeiture.

     The following table sets forth information concerning all stock options that were either exercised in 1997 or held at year-end 1997 by the named executive officers in the Summary Compensation Table on page 9. The option exercise information includes reload exercises of options that is, option exercises resulting in the issuance of reload options to the executives.

      AGGREGATED OPTION/SAR EXERCISES IN THE YEAR ENDED DECEMBER 31, 1997,
                         AND YEAR-END OPTION/SAR VALUES
--------------------------------------------------------------------------------

              (A)                       (B)                (C)                (D)                 (E)
                                                                           NUMBER OF      VALUE OF UNEXERCISED
                                                                          UNEXERCISED         IN-THE-MONEY
                                                                        OPTIONS/SARS AT     OPTIONS/SARS AT
                                       OPTION EXERCISES IN 1997          DECEMBER 31,         DECEMBER 31,
                                  -----------------------------------        1997               1997(3)
                                  SHARES ACQUIRED                        (EXERCISABLE/       (EXERCISABLE/
                                  ON EXERCISE(1)    VALUE REALIZED(2)   UNEXERCISABLE)       UNEXERCISABLE)
              NAME                   (SHARES)           (DOLLARS)          (SHARES)            (DOLLARS)
              ----                ---------------   -----------------   ---------------   --------------------
John Adam Kanas.................      724,870          $5,888,464         E - 597,862        E - $9,909,253
                                                                           U - 45,120         U -   905,100
John Bohlsen....................      149,584           1,427,168         E - 145,024        E -  2,111,146
                                                                           U - 24,536         U -   410,978
Thomas M. O'Brien...............            0                   0         E - 105,764        E -  2,457,118
                                                                          U -       0        U -          0
Daniel M. Healy.................      187,000           2,305,736         E - 185,600        E -  3,267,858
                                                                          U -     112        U -      2,940

---------------
NOTES:

(1) Numbers of shares of Common Stock acquired on exercise have been adjusted to reflect the two-for-one stock split paid to all stockholders of record as of April 25, 1997.

(2) Calculated by subtracting the exercise price of the options from the market value of the shares received as of the date of exercise. All amounts listed are on a pre-tax basis and constitute compensation income taxable to the named executive at ordinary income rates.

(3) Calculated by subtracting the exercise price of options from the market value of underlying shares at year-end, based on a closing market price of the Common Stock on December 31, 1997, of $33.75 per share.

                       AGREEMENTS WITH EXECUTIVE OFFICERS

     At the end of 1994, the Board of Directors of the Company approved change-in-control agreements for three executive officers of the Company -- Chairman, President and Chief Executive Officer John Adam Kanas, Vice Chairman John Bohlsen and Chief Financial Officer Daniel M. Healy. The agreements, each dated December 20, 1994, are substantially identical in form. In addition, the Company extended a substantially similar change-in-control agreement to Vice Chairman Thomas M. O'Brien, in connection with the Company's acquisition of North Side Savings Bank at year-end 1996. Under each such agreement the executive is entitled to receive from the Company a lump sum payment equal to 299 percent of his base salary if, within 24 months after a change in control of the Company (as defined in the agreement), his employment is terminated by the Company (other than for cause) or by the executive voluntarily. Each agreement is a rolling three-year agreement and will continue in effect until retirement or until two years after a decision is reached by the Board not to renew the agreement.

The agreements provide, in effect, that if any payments thereunder would be treated as excess parachute payments under Section 280G of the Internal Revenue Code, the aggregate amount of those payments is to be reduced to the extent necessary to avoid that treatment, except that any payment to the executive under the Company's Performance Plan or any acceleration of the vesting of his stock-based awards will not trigger such a reduction.

     In connection with the acquisition of North Side Savings Bank at year-end 1996, the Company entered into an employment agreement with Vice Chairman Thomas
M. O'Brien. The employment agreement provides for a three year term and an annual base salary of $325,000 which amount may be increased at the discretion of the Company's Board of Directors provided that, in any event, such annual base salary shall be substantially equivalent to the annual base salary of any other Vice Chairman of the Company and shall be no less than 50% of the annual base salary of the Chief Executive Officer of the Company. The agreement also provides that Vice Chairman O'Brien shall be eligible for annual bonuses, which bonuses shall be substantially equivalent to the annual bonus, if any, paid to any other Vice Chairman of the Company. In addition, the agreement provides for Vice Chairman O'Brien's participation in all of the employee benefit plans maintained by the Company including any pension, medical insurance, life insurance and all stock based compensation plans. In the event that the Company were to terminate the employment agreement other than for "cause," as defined, or Vice Chairman O'Brien were to terminate the employment agreement in the event of any material breach of the agreement by the Company which breach had not been cured, then Vice Chairman O'Brien would be entitled to a lump sum payment equal to the aggregate amount of his base salary for the otherwise remaining term of the agreement multiplied by 130%. The agreement also provides for the continued group health, major medical and hospitalization insurance coverage through the third anniversary of the date of employment with the Company upon any termination of the agreement by the Company other than for cause, as well as the payment of certain benefits upon the death or disability of Vice Chairman O'Brien.

     At the end of 1994, the Board adopted the Performance Plan, under which executives and other officers and employees may receive cash payments following a change in control of the Company, if certain financial performance targets are met in connection with the change-in-control transaction. (See "Report of the Compensation Committee -- Performance Plan" on page 24.)

                               PERFORMANCE GRAPH

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and Compensation Committee Report shall not be incorporated by reference into any such filings.

     Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock over a five year period with the cumulative total return on the Standard and Poor's 500 Stock Index and the KBW Eastern Region Index over the same period, assuming the investment of $100 in each on December 31, 1992, and the reinvestment of all dividends. The KBW Eastern Region Index, available from Keefe, Bruyette & Woods, Inc., is a market-capitalization-weighted bank-stock index combining stock price information from 10 of the larger bank holding companies in the eastern United States.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
        AMONG NORTH FORK BANCORPORATION, S&P 500 AND KBW EASTERN REGION

                                    [GRAPH]


       MEASUREMENT PERIOD           KBW EASTERN
     (FISCAL YEAR COVERED)          REGION INDEX           NFB           S&P 500 INDEX
1992                                  $100.00            $100.00            $100.00
1993                                  $104.29            $158.46            $110.01
1994                                  $ 92.58            $172.28            $111.47
1995                                  $157.16            $325.88            $153.34
1996                                  $215.56            $471.46            $188.23
1997                                  $344.92            $915.74            $251.03

                      REPORT OF THE COMPENSATION COMMITTEE

     The Stock and Compensation Committee of the Company's Board of Directors (the "Committee") is responsible for conducting periodic reviews of executive compensation and for taking certain actions affecting the compensation of senior executives, including the Chief Executive Officer. The Committee currently consists of three directors, none of whom is an officer or employee of the Company or any of its subsidiaries or has any separate, substantial business relationship with the Company. The names of the Committee members are listed at the end of this report. The Committee makes recommendations to the full Board of Directors concerning salary levels for senior executives and officers generally. In addition, the Committee plays a major role in determining the size of annual bonuses paid to senior executives and other key employees under the Company's annual bonus plan and has sole discretion over grants of awards to such persons under the Company's stock-based incentive compensation plans. Finally, the Committee has responsibility for monitoring post-retirement compensation arrangements for senior executives and for establishing performance targets under the Company's long-term performance plan, which may affect the level of post-retirement payments to senior executives after any change-in-control of the Company.

     The Committee is submitting this report summarizing its involvement in the compensation decisions and policies adopted by the Company for executive officers generally and for Chairman, President and Chief Executive Officer John Adam Kanas, specifically.

GENERAL POLICY

     The Company's executive compensation policy is to provide an incentive for executives to achieve corporate and individual goals and to reward executives when these goals are met. Central to the concept and design of the executive compensation strategy is the paramount importance of long-term shareholder interests and the need to align senior management incentives with those interests.

     Compensation levels for executives are established after consideration of corporate performance measurements and executive compensation practices followed by the Company's competitors. Also included in the deliberative process are personal factors such as commitment, leadership, teamwork and community involvement. In reviewing competitive factors, the Committee principally considers executive compensation practices followed by other banking organizations of its size and character but also monitors executive pay at nonbank companies within its market area that compete directly with the Company for key personnel. Awareness of non-bank compensation levels has become more important as the Company continues to grow and broaden its offering of products and services to meet the full range of customers' financial needs.

     The Committee obtains suggestions and advice from the CEO and certain other executive officers regarding appropriate or desired levels of compensation for them individually and for management personnel generally. The Committee has access to all necessary Company financial reports, personnel records and other data and obtains the advice of experts and compensation consultants, as appropriate. Committee members have regular contact with senior management as a result of their service on the

Board and other Board committees, giving members a direct basis upon which to evaluate the individual qualities and capabilities of the officers.

     The ultimate purpose of the Company's executive compensation structure is to attract and retain executives of the highest caliber and to motivate these individuals to put forth maximum effort toward the achievement of specified corporate goals identified through the strategic planning process of the Board and management.

COMPONENTS OF COMPENSATION

     In its deliberations regarding executive compensation, the Committee focuses upon the following fundamental components: salary, annual incentive compensation and long-term incentive compensation.

  Salary

     The Committee conducts an annual review of salary levels for all senior executives and other officers, establishes general policy on salary levels and makes recommendations or determinations on specific salaries or salary modifications for the top executives. Salary levels are reflective of an individual's responsibilities, experience and performance, as well as competitive marketplace conditions.

  Annual Incentive Compensation

     The Committee assigns great importance to incentive compensation in the overall mix of executive pay. The annual incentive component of executive compensation has historically been provided through the Company's Annual Incentive Compensation Plan (the "Bonus Plan"). Following profitable years, executives and other key employees have received year-end cash distributions out of a designated annual bonus pool established under the Bonus Plan, with senior executives generally receiving larger bonus distributions as a percentage of their base salaries than junior personnel. The overall size of the pool is determined by the level of the Company's financial success based on one or several criteria. Historically, the principal financial measure used to determine the annual bonus pool has been earnings per share.

     The Committee is responsible for establishing the financial performance targets that determine the overall size of the annual bonus pool under the Bonus Plan. The Committee may select one or several measures of financial performance as targets and may elect to express a particular target in terms of a graduated series of achievement levels, with successively larger bonus pools resulting from correspondingly higher levels of achievement. The financial target or targets typically are identified during the course of the particular year, with occasional modifications to reflect unusual circumstances affecting the Company, the economy or the banking industry generally. In each of the most recent years, the principal measure of Company performance selected by the Committee for purposes of setting the overall size of the bonus pool has been diluted earnings per share, net of extraordinary or nonrecurring items.

     Two years ago, the Bonus Plan was amended with shareholder approval to ensure that amounts paid thereunder to executives would continue to be fully tax deductible to the Company. Under the amended Bonus Plan, the Committee, in addition to setting general performance targets that govern the funding of the bonus pool on a Company-wide basis, also must establish, on or before March 31 of each year, certain specific performance goals applicable exclusively to bonus payments to the top Company executives (those individuals named in the Summary Compensation Table in the Proxy Statement). These specific executive goals always consist of an Earnings Per Share Target and a Stock Valuation Target. Unlike the goals for the Company-wide bonus pool, the executive goals, once established in the first quarter of each year, may not subsequently be adjusted or supplemented. If at year-end either of the pre-established goals for executive bonuses has been met, each of the top executives may receive, as his maximum annual bonus payment out of the bonus pool, an amount calculated under an objective formula established under the Bonus Plan for executive bonuses. Under this formula, the maximum bonus for each executive is based on the officer's position with the Company and the Company's "net income" for the year as defined in the Bonus Plan. The aggregate of the maximum annual bonuses payable under the Bonus Plan to the named executives in the Summary Compensation Table as a group was limited in 1997 to 4.75 percent of the Company's "net income" for the year, as thus defined.

     Within the maximum bonus limit for each executive, the Committee in its sole discretion determines at year-end the actual bonus payment to be received by each, which may be less than (but may not exceed) the individual's maximum bonus, objectively determined as described above.

  Long-Term Incentive Compensation

     The third and final component of the Company's executive compensation strategy is the long-term incentive compensation program, under which executives may be granted stock options and other stock-based awards offering them the possibility of future value, depending on the executives' continued employment with the Company and the long-term price appreciation of the Company's Common Stock.

     The Committee believes that, from a motivational standpoint, the long-term incentive program has been a notable success and has contributed greatly to the Company's superior performance in recent years, eliciting maximum effort and dedication not only from senior executives but also from those other officers and high-level employees who have been selected to participate. It is this belief in the efficacy of incentive compensation that has led the Committee to reconfigure the Company's long-term compensation program in several respects during recent periods, in ways that affect both senior executives and other key personnel. The net effect of this reconfiguration has been to increase the importance of long-term incentive compensation to senior executives and to extend the reach of equity-based incentive compensation to a broader range of employees. The details of the reconfigured program are discussed further below.

     In the case of individual executives, the Committee's decisions on long-term incentive awards are based on an evaluation of both the Company's performance (measured against its own pre-established goals and against its peer group) and the individual's accomplishments. The primary instrument for granting stock-based incentive awards to executives continues to be the Company's 1994 Key Employee Stock Plan (the "1994 Stock Plan"), which was approved by shareholders at the 1994 annual meeting. Awards under the 1994 Stock Plan may take the form of stock options or restricted stock.

     Stock options under the 1994 Stock Plan may be either so-called "incentive stock options," which bestow certain tax benefits on the optionee, or nonqualified stock options, not qualifying for such benefits. All options granted under the plan must have an exercise price that is at least equal to the market value of the Company's Common Stock on the date of grant and the repricing of any options previously granted under the plan is prohibited. Restricted shares awarded under the 1994 Stock Plan carry dividend and voting rights from the date of grant but do not vest until some later date, and may be forfeited if the optionee leaves the Company's employment before that date.

  Changes to the Long-Term Incentive Program.

     The reconfiguration of the Company's long-term incentive compensation program, as implemented by the Committee in recent periods, involved several elements. First, the Committee determined in late 1996 that top executives would receive "reload" stock options if they elected to exercise their existing stock options on a stock-for-stock basis. This reload feature, which is a device intended to encourage option exercise, works as follows: if the executive elects to exercise his existing stock options by delivering to the Company, as payment of the option exercise price, a number of previously owned shares of Common Stock of the Company (valued at the current market price), the executive receives from the Company, in addition to his option shares, a new "reload" option to acquire the number of shares delivered by him to the Company upon exercise. Under the Company's reload option program, if the executive authorizes the Company to withhold any of his option shares as payment of his tax withholding obligation, the number of withheld shares will be added to the new reload option. The reload option bears an exercise price equal to the fair market value of the stock on the date the underlying option is exercised, and expires on the same date the underlying option would have expired (i.e., the reload option always has a shorter term than the underlying option). The intention of reload options is to enable the executives to exercise their existing options by surrender of pre-owned shares while maintaining their same overall level of equity holdings in the Company.

     In early 1997, Company executives Kanas, Bohlsen and Healy, taking advantage of the Committee's willingness to grant them reload options, exercised a substantial portion of their existing options in stock-for-stock exercises, thereby triggering the issuance to them of a number of reload options. These reload options issued in January 1997 have been separately identified in the executive compensation tables included in this Proxy Statement. The Committee may elect to offer reload options to executives again in the future, if in its judgment such a measure will serve as an appropriate incentive to executives and be in the best interests of stockholders.

     A second element in the Committee's recent reconfiguration of the long-term incentive compensation program was its decision in early 1997 that the vesting period for restricted shares granted to senior executives should be significantly extended, so that most if not all of these shares would remain unvested, and would be forfeitable, until the anticipated date of the executive's retirement. Previously, the vesting of restricted shares had been set at some designated number of years after grant, e.g., on the fifth, sixth or seventh anniversary of grant. The Committee believes that retirement-based vesting of restricted stock will encourage senior executives to commit to the Company for a longer period of time, to the Company's benefit.

     In accordance with this new policy, early in 1997 Company executives Kanas, Bohlsen and Healy, with the Committee's encouragement, voluntarily surrendered for cancellation all of their previously received, unvested shares of restricted stock, leaving to the judgment of the Committee an appropriate designation of replacement deferred compensation. Subsequently, after evaluating the available choices, the Committee elected in February 1997 to grant to the executives as replacement deferred compensation, awards of restricted shares with a retirement-based vesting feature. By their terms, the replacement restricted shares will vest only upon the executive's retirement, death or permanent disability, unless there is an earlier change-in-control of the Company. Cessation of employment prior to one of these occurrences will result in forfeiture. The grants of replacement shares in February 1997 also contained certain provisions designed to reduce the likelihood that the Company would incur substantial tax penalties and surcharges upon the future vesting of the executives' restricted shares. In return for the increased risk of forfeiture accompanying these replacement restricted shares and the tax benefits thereunder for the Company, the Committee determined, after consultation with valuation experts, that the executives should receive a larger number of replacement restricted shares than the number of restricted shares voluntarily surrendered by them. The replacement restricted shares granted by the Committee to Company executives Kanas, Bohlsen and Healy, which essentially served to replace prior years' compensatory grants, are separately identified in the Summary Compensation Table included in the Proxy Statement.

     The final element in the Committee's reconfigured long-term compensatory stock program does not directly affect the senior executives but derives from the past success of the Company's long-term stock program as applied to them. In December 1997, the Committee elected to adopt a new stock-based compensatory plan, entitled the 1997 Non-Officer Stock Plan, providing for the grant of nonqualified stock options and restricted stock to employees other than executives. As discussed earlier in this report, the Committee has concluded that stock-based incentive compensation has been a successful motivational factor for senior officers and believes that this form of compensation can be equally effective if extended to a broader range of employees. Under the new plan, stock-based awards were granted in December 1997 to 150 deserving and valuable employees. The new plan will not require shareholder approval under applicable securities laws because the Company's officers, including the executive officers named in the Summary Compensation Table, are not entitled to participate.

  Tax Deductibility of Certain Payments

     Under a provision of the Internal Revenue Code, Section 162(m), publicly-traded companies are denied a tax deduction for compensation exceeding $1 million paid to any top executive, subject to certain exemptions. The Company's Bonus Plan and its 1994 Stock Plan are designed so that bonus awards and stock options granted to executives thereunder qualify for an exemption from this statute, such that the related amounts of executive compensation remain tax deductible to the Company. The Committee's current intention is that compensation paid to the Company's senior executives should continue to be tax deductible to the extent practicable. The Committee is working with senior executives to achieve this goal to the extent consistent with the Company's long-term objectives and the need to attract and retain top executive talent in a competitive marketplace.

YEAR-END 1997 COMPENSATION COMMITTEE REVIEW OF EXECUTIVE COMPENSATION

     In reviewing executive compensation at year-end, the Committee was primarily influenced by the fact that the Company, again in 1997, succeeded in combining excellent earnings performance with significant growth. As in the five preceding years, the Company was a top performer in 1997 both in its peer group of banks and in the banking industry generally. Return on average equity for the year approximated 24% and the return on average assets was 1.9%, each ratio representing an all-time high for the Company and each substantially above the industry average, even in a year that saw the banking sector as a whole report record earnings. The Company's ROE and ROA ratios for 1997 represented improvements from its 1996 ratios, by 23% and 21%, respectively, even after the prior-year results were adjusted to eliminate certain nonrecurring charges.

     The stellar earnings record achieved in 1997 is even more impressive in light of the Company's continuing expansion during the period. In the course of the year, the Company successfully integrated the operations of North Side Savings Bank, a $1.7 billion savings bank acquired on December 31, 1996. In 1997, the Company also completed its first acquisition outside New York State, with the purchase on December 12, 1997, of Branford Savings Bank, a $200 million thrift located on the south shore of Connecticut. Most recently, in October 1997, the Company announced an agreement for its largest acquisition to date, the pending purchase of New York Bancorp, parent company of Home Federal Savings Bank, a thrift institution with $3.3 billion in assets and branches located throughout the New York City metropolitan area.

     Against this backdrop of excellent performance and sustained growth in 1997, the Company maintained both asset quality and operating efficiency. The ratio of non-performing assets to total assets continued to decrease during the period, with the coverage ratio (allowance for loan losses as a percentage of non-performing loans) exceeding 360% at year-end. Moreover, the Company's efficiency ratio, which one industry source touted as being the best of any bank in the United States for 1996, improved (i.e., decreased) yet again during 1997. Over the past year, the Company's core efficiency ratio was reduced to 38.14%, a ten percent improvement from 1996 and among the lowest (i.e., best) efficiency ratios achieved by any commercial bank in 1997.

     At year-end, the Company's capital position remained strong, despite the substantial growth in recent periods. In December 1997, the Company successfully completed the sale of $100 million of 8% capital securities, qualifying as Tier 1 capital for regulatory purposes. The issuance was part of a long-term capitalization strategy implemented by management to replace common stock with other forms of attractively-priced Tier 1 capital, thereby enhancing return-on-equity over time while preserving capital stability and flexibility.

     The financial strength of the Company in recent years has been reflected in its market price. In 1997, the Company's Common Stock continued to outperform the "bull market," both in relation to the broader market and compared to more narrow market indices comprising exclusively bank stocks. During 1997, the market price of Common Stock, measured from year-end 1996 to year-end 1997, increased by 89.5% (adjusted for the 2-for-1 stock split in May 1997). The quarterly cash dividend, adjusted for the stock split, also was increased in 1997 by 20%. The five-year market performance of the

Company's Common Stock also has been noteworthy. From year-end 1992 to year-end 1997, the market price (adjusted for all stock splits) increased by 819%, a growth rate substantially higher than that experienced by regional bank stocks generally or by the S&P 500 Index over the period.

     Thus, 1997 was a very good year for the Company. For their efforts in maintaining, and even improving upon, the Company's impressive performance record of the preceding years, management deserves to be commended and rewarded. The Committee has determined that the senior executives should receive a significant increase in over-all compensation.

  Salary

     In line with the Company's current position that the incentive components of compensation should be emphasized over cash salary, the Committee did not recommend general salary increases for the entire executive team at year-end.

  Annual Incentive Compensation

     In contrast to its position on maintaining but not significantly increasing executives' salaries, the Committee determined at year-end 1997 that the annual bonuses paid to the senior executives under the Bonus Plan would be substantially increased over the prior year's bonuses. The increases in annual bonuses paid ranged from 26% to 37%. Even these increased bonus amounts, however, did not equal the maximum bonus amounts that could have been paid to the senior executives under the objective formula set forth in the Bonus Plan, in light of the superior financial results realized by the Company in 1997. Utilizing the discretion given it under the Bonus Plan, the Committee made downward adjustments from the maximum bonus amounts payable under the plan's objective formula. The bonus amounts actually paid to the named executives for 1997 are identified in the Summary Compensation Table.

  Long-Term Incentive Compensation

     As discussed above, the Committee decided in the past two years to reconfigure the Company's long-term executive incentive program in several respects. The grants of reload options to senior executives in January 1997 and the grants of replacement restricted shares with retirement-based vesting to these individuals in February 1997 were key parts of this reconfiguration. These grants are discussed in more detail in the preceding sections of this report. In keeping with its past practice, the Committee also conducted a year-end review of long-term compensation for executives in December 1997, and elected at that time to make new grants of stock-based awards to senior management. These awards, like the 1996 year-end awards, were made under the Company's 1994 Stock Plan. The four executives listed in the Summary Compensation Table received stock-based awards (options and restricted stock) for an aggregate of 185,000 shares. After adjustment for the 2-for-1 stock split in May 1997, this number of shares represented a significant decrease from the number of shares subject to stock-based awards granted to senior executives at year-end 1996. However, due to the increase in the market price of the Common Stock during the year, the estimated dollar value of the 1997 awards was comparable to or greater than the estimated value of the 1996 awards, on a per executive basis. Moreover, by attaching a reload feature to the newly-granted stock options, the Committee believes it has enhanced the incentive value of these options.

ARRANGEMENTS WITH EXECUTIVE OFFICERS

     The Committee approves of the Company's traditional policy of not extending long-term employment agreements to executive officers under normal circumstances. Only in the context of certain acquisitions has the Company varied from this policy, by occasionally agreeing to give employment contracts to officers of an acquired bank, generally in replacement of their pre-existing contracts with such bank. Of the named executive officers in the Summary Compensation Table, only Vice Chairman O'Brien is currently serving under an employment agreement with the Company, which replaces the agreement he had with North Side Savings Bank prior to the Company's acquisition of North Side at year-end 1996.

     On the other hand, the Committee believes that the long-term interests of stockholders are well served by extending to senior management certain protections in the event a change-in-control of the Company should occur in the future. In approving these arrangements, the Committee has sought to align management's interest with that of stockholders, such that top executives would be actively encouraged to seek out and aggressively explore possible change-in-control transactions for the Company at the optimum time for the optimum price.

     The Company's change-in-control program for senior management involves two elements, change-in-control agreements and a Performance Plan, each of which is discussed in more detail below.

     The Committee does not believe that management will act to protect its own positions or interests at shareholder expense. Nor is the Committee aware of any current offers to acquire the Company or discussions or negotiations regarding any such acquisition.

  Change-in-Control Agreements

     In 1994, the Company extended change-in-control agreements to Company executives Kanas, Bohlsen and Healy. Additionally, the Company extended a change-in-control agreement to Company executive O'Brien after the acquisition of North Side Savings Bank at year-end 1996 that is similar to the agreements of the other officers. These change-in-control arrangements, which are fairly standard in form and substance, provide that, if there is a change in control of the Company and within a designated period thereafter the executive's employment terminates, the executive will receive an amount in cash equal to a multiple of the executive's salary before termination. The change-in-control agreements of executives Kanas, Bohlsen, O'Brien and Healy are described in more detail elsewhere in this Proxy Statement under "Agreements With Executive Officers."

  Performance Plan

     At the Committee's recommendation, the Company also adopted a Performance Plan in 1994. This Plan offers not only to senior executives but to all officers and salaried employees of the Company the possibility of a special, one-time cash distribution if the Company is acquired in a transaction that produces an above-average return to the Company's stockholders. Under the Performance Plan, if a change in control of the Company occurs and the change in control involves or follows attainment of above-average financial results for shareholders, a special performance pool will be funded, from which senior executives and other officers and employees of the Company will receive distributions. The availability and size of the special performance pool will depend upon the level of financial success achieved by the Company, measured against pre-established, objective performance targets. No pool will be funded or distributed in connection with any acquisition of the Company that does not exceed the industry average for such transactions, using as the basis of comparison the ratio of the acquisition price paid to the book value of the Company's Common Stock.

     The Committee is charged with setting annual performance targets under the Performance Plan. At the end of each calendar year, the Committee determines specific performance targets that must be met in order for a performance pool to be funded and distributed in connection with any change in control of the Company that may be announced or completed in the ensuing year. The Committee also determines the size of any such performance pool or the objective criteria to be used in determining the size of the pool. In setting these targets, the Committee is required to utilize objective measures of corporate performance. Once established for a particular year, the performance targets and the criteria for the performance pool may not later be altered or canceled. In adopting specific performance targets, the Committee is directed to adhere to the general Performance Plan goal that no performance pool amounts should be funded or distributed except upon attainment of above-average financial results by the Company prior to or as part of a change in control. The maximum size of any performance pool distributable under the Performance Plan upon a change in control is three percent of the Company's market capitalization at the time the change in control is completed, including in the measurement of market capitalization any premium paid to the Company's shareholders in the transaction. Under the Performance Plan, a change in control is defined to mean a merger, consolidation or other similar transaction in which the Company is acquired by another corporation or one or a series of transactions in which a majority of its outstanding stock is acquired by another corporation or individual person or a related group. Once a performance pool is distributed, the Performance Plan terminates.

     Distributions of a performance pool after a change in control will be made in three tranches. Tranche 1 will consist of senior executives, including the Chief Executive Officer and such other senior officers as may be determined by the Committee on a year-to-year basis. Tranche 2 will consist of other officers, as determined by the Committee prior to a pool distribution. Tranche 3 will include all other employees then participating in the Company's retirement plan. Under the Performance Plan, the participants in Tranche 3 will always receive at least 10 percent of any performance pool. The Committee may determine, on an ongoing basis, how the remaining portion of the pool is to be divided between the Tranche 1 and Tranche 2 participants. Currently, the Committee has decided that 75 percent of any performance pool payable in 1998 would be distributed to the Tranche 1 executives, who for 1998 will be the four executives named in the Summary Compensation Table. The precise percentage allocations among the participants in any specific tranche would be determined by the Committee immediately prior to a change in control. Under the Performance Plan, the Chief Executive Officer currently is entitled to receive at least 30 percent of Tranche 1.

     If the performance pool is distributable under the Performance Plan because a change in control has occurred and the pre-established performance targets have been satisfied, the entire pool must be distributed. Participating executives, officers or employees of the Company need not resign or retire in order to receive distributions. In addition, the Performance Plan provides a so-called tax gross-up provision for senior executives, under which the Company would pay any taxes payable by the senior executives on pool distributions to them, including any excise taxes on any portions of distributions constituting "excess parachute payments" under the Internal Revenue Code.

     In establishing particular performance targets for 1998, the Committee selected as a benchmark for measuring any change-in-control transaction that may be announced or completed in 1998, an index maintained by a designated industry analyst for public sector commercial bank acquisition transactions announced in the 12 months preceding announcement of the Company's transaction. Specifically, if the Company's transaction, upon announcement, involves a multiple of sale price to book value of the Company's Common Stock that exceeds the median multiple of sale price to book value in the index, a performance pool will be funded upon completion of the transaction. The size of the pool would depend on the extent to which the multiple in the Company's transaction exceeded the median multiple, ranging from a pool of 1.5 percent of market capitalization at closing for transactions barely exceeding the median to 3.0 percent of market capitalization at closing for transactions in the top decile under the index.

     The Committee may elect in future years to alter the performance targets, the definition of the performance pool or the size and constituency of the tranches. There can be no assurances that a change-in-control transaction will be effected within any certain period or at any time.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     In assessing appropriate types and amounts of compensation for the Chief Executive Officer, the Committee evaluates both corporate and individual performance. Corporate factors included in the evaluation are return on shareholders' equity, return on assets, levels and changes in non-performing assets, the market price of the Common Stock and the Company's performance compared to peer group institutions. Individual factors include the CEO's initiation and implementation of successful business strategies, formation of an effective management team and various personal qualities, including leadership.

     The Committee believes that much of the credit for the Company's excellent financial performance in 1997 and in recent years belongs to CEO John Adam Kanas. In this regard, the Committee is of the view that Mr. Kanas deserves particular mention for the success with which the Company has been able to consistently improve its earnings record while actively pursuing an expansion campaign, which now has extended beyond New York State to neighboring regions of New England. In both the design and the implementation phases of the Company's recent acquisitions, Mr. Kanas has played the key role. The Committee notes that the demands on the time and effort of Mr. Kanas and the other members of his senior management team resulting from the expansion program are extraordinary, as they have at the same time continued to oversee all aspects of ongoing banking operations. The Company's industry-leading efficiency ratio reflects this extraordinary degree of commitment maintained by Mr. Kanas and his top executives.

     The Committee also observes that the long-run success of an acquisition program depends on rapid integration of the target businesses into the acquiror. Here, too, the Committee believes, Mr. Kanas has played the critical role. In just a few years, the Company has increased its size many times over, but Mr. Kanas and his management team, with the addition of a few key officers from the target companies, have been able to absorb and blend the acquired operations into the North Fork organization rapidly and efficiently.

     For the above reasons, the Committee recommended to the full Board at year-end 1997 that Mr. Kanas' salary be increased by 31% and determined that the cash bonus actually paid to him under the Bonus Plan, within the objectively determined plan maximum, would be increased by 26% over his 1996 bonus. The Committee also made year-end awards to Mr. Kanas of options to acquire 30,000 shares and 40,000 shares of restricted stock.

     Committee members:

          Allan C. Dickerson, Chairman
        Lloyd A. Gerard
        George H. Rowsom

                                RETIREMENT PLANS

     Executive officers of the Company participate in a retirement plan (the "Retirement Plan"), which is a defined benefit plan maintained and administered by the Company. The Retirement Plan covers all employees who have attained age 21, completed at least one year of service and worked a minimum of 1,000 hours per year. A participant becomes 100 percent vested under the Retirement Plan after five years of service.

     Under the Retirement Plan's benefit formula, participants accrue an amount through the plan each year equal to five percent of their annual compensation (as defined under the plan) plus a fixed rate of interest based on one-year Treasury Bill rates, credited quarterly. These amounts are subject to limitations under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The benefits subsequently paid under the Retirement Plan to each participant after retirement are payments based on the accrued total amount in the plan for that participant, projected over an assumed life expectancy.

     Compensation under the Retirement Plan is total salary and bonuses (i.e., columns (c) and (d) in the Summary Compensation Table, excluding any directors'
fees), as well as certain other taxable compensation received by the executives that is listed in column (i) of the Summary Compensation Table, excluding Company contributions under the 401(k) Plan and the defined contribution feature of the SERP.

     In addition to the Retirement Plan, the Company has a Supplemental Executive Retirement Plan (the "SERP"). The SERP restores to specified senior executives upon their retirement from the Company the full level of retirement benefits that they would have been entitled to receive under the formula contained in the Retirement Plan, absent the ERISA provision limiting maximum payouts and maximum compensation under tax-qualified retirement plans. The SERP also provides for participating executives a nonqualified defined contribution plan feature, under which executives may elect to make post-tax contributions, which will be entitled to matching Company contributions, much like 401(k) plan deferrals, but not on a tax-deferred basis and not subject to the Internal Revenue Code's limitation on maximum 401(k) plan contributions. The SERP may be funded through a combination of elective contributions by covered individuals and Company matching contributions, both made to a secular trust. Under the SERP, the Company will also pay on behalf of covered individuals any income taxes payable by them as a result of Company contributions on their behalf. Each of the named executive officers in the Summary Compensation Table on page 9 is covered under the SERP.

     Based upon their current covered compensation and assuming retirement at normal retirement age (65), executive officers Kanas, Bohlsen, O'Brien and Healy would receive under the Retirement Plan and the SERP combined annual benefit payments of approximately $278,400, $63,000, $162,900 and $49,800, respectively.

                TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS
                             AND ASSOCIATED PERSONS

     Since January 1, 1997, certain of the directors and executive officers of the Company (and members of their immediate families and corporations, organizations and trusts with which these individuals are associated) have been indebted to North Fork Bank in amounts of $60,000 or more. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable loan transactions with unaffiliated persons. No such loan was classified by North Fork Bank as of December 31, 1997, as a non-accrual, past due, restructured or potential problem loan.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals to be considered for inclusion in the Company's proxy materials for the 1999 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company at the Company's principal executive office no later than November 20, 1998. Such proposals also must meet the other requirements established by the Securities and Exchange Commission for stockholder proposals.

                              INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP, Certified Public Accountants, were the independent auditors of the Company for the year ended December 31, 1997, and have also been selected to serve as auditors for 1998. Representatives of KPMG Peat Marwick are expected to be present at the Meeting with an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from stockholders.

                    OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors of the Company is not aware of any other matters that may come before the Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.

                                           By Order of the Board of Directors


                                           /s/ Anthony J. Abate
                                           -----------------------------------
                                           Anthony J. Abate
                                           Senior Vice President and Secretary

Date: March 24, 1998

PROXY

                         NORTH FORK BANCORPORATION, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                 APRIL 28, 1998


The undersigned stockholder(s) of North Fork Bancorporation, Inc., a Delaware corporation (the "Company"), hereby appoint(s) Irving L. Price, Jr., and Alma T. Suter, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full power of substitution, and hereby authorize(s) them and each of them, to represent the undersigned and to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Wyndham Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788 at 10:00 a.m. on Tuesday, April 28, 1998, and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, on the following proposal and any other matters coming before said meeting:

    1. Election of Directors to the Board of Directors for terms to expire at the 2001 Annual Meeting of Stockholders
         Nominees:  James F. Reeve, George H. Rowsom, Raymond W. Terry, Jr.,
                     Dr. Kurt R. Schmeller
         (Check one box only for all nominees)


(CHANGE OF ADDRESS)




      (Over)


THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

SEE REVERSE

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1


                                   FOR                        WITHHOLD
1. Election of Directors           [ ]                           [ ]
   (see reverse)


WITHHOLD for the following only.  Write names(s) below.




Please indicate below whether you plan on attending the Meeting.

I PLAN TO ATTEND    I DO NOT PLAN   CHANGE OF ADDRESS
                    TO ATTEND       ON RESERVE SIDE
[ ]                 [ ]             [ ]





 Receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement is hereby acknowledged.

 NOTE: Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate proxies should be signed by an authorized officer.



 SIGNATURE(S)                                      DATE